Exhibit 99.1

QUEST DIAGNOSTICS REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

•	Revenues from continuing operations of $1.9 billion, up 6.5% versus prior year

•	Adjusted diluted EPS from continuing operations of $1.10, up 7.8% versus prior year

•	Reported diluted EPS from continuing operations of $0.88, compared to $2.66 in 2013, which included a net gain of $1.80 per diluted share from asset sales

•	Full year 2014 revenues now expected to grow approximately 3.5%, versus 2.5% to 3.5% previously

•	Full year 2014 adjusted diluted EPS range narrowed to $4.03 to $4.07, from $4.00 to $4.10 previously

MADISON, N.J., OCTOBER 23, 2014 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the third quarter ended September 30, 2014, adjusted income from continuing operations grew to $161 million, or $1.10 per diluted share, compared to $154 million, or $1.02 per diluted share, for 2013.

For the third quarter of 2014, reported income from continuing operations was $129 million, or $0.88 per diluted share. Income from continuing operations in the third quarter of 2014 was negatively impacted by $32 million after tax, or $0.22 per diluted share, primarily related to restructuring and integration costs associated with recent acquisitions and the company’s ongoing efforts to drive operational excellence and simplify the organization.

Third quarter 2013 results were favorably impacted by the gain on the sale of Ibrutinib royalty rights of approximately $300 million after tax, or $1.97 per diluted share. In addition, reported income from continuing operations was negatively impacted by a loss on sale of the Enterix business of approximately $25 million after tax, or $0.17 per diluted share, as well as by $24 million after tax, or $0.16 per diluted share, of restructuring and integration costs. In the third quarter of 2013, reported income from continuing operations was $403 million, or $2.66 per diluted share.

Revenues from continuing operations were $1.9 billion for the third quarter, 6.5% higher than the prior year. Diagnostic information services revenues increased 7.1% compared to a year ago. Volume, measured by the number of requisitions, increased 7.8% versus the prior year. Acquisitions contributed approximately 7% to revenues in the quarter and reduced revenue per requisition by approximately 1%. Excluding the mix effect of acquisitions, revenue per requisition was slightly favorable versus the prior year, and improved sequentially from the second quarter of 2014.

For the third quarter of 2014, adjusted operating income from continuing operations grew 3.4% to $304 million, or 16.0% of revenues, compared to $294 million, or 16.5% of revenues, for 2013. For the third quarter of 2014, reported operating income from continuing operations was $256 million, or 13.4% of revenues. For the third quarter of 2013, reported operating income from continuing operations was $689 million, or 38.6% of revenues, and included the net pre-tax gain of $434 million on the asset sales.

Cash provided by operations was $271 million, compared to $186 million in the third quarter of 2013. Capital expenditures were $102 million in the third quarter of 2014.

“Quest Diagnostics grew revenues 6.5% and increased EPS 8% in the third quarter of 2014, as we continued to see improvements in underlying trends in pricing, volume and revenue,” said Steve Rusckowski, President and CEO. “We continued to make progress executing our five-point strategy. Earnings benefitted from the Invigorate cost reduction initiative, as well as synergies from integrations of recent acquisitions. I am pleased with the progress we’re making, and I look forward to sharing more on our views and outlook at our upcoming Investor Day .”

Year-to-Date Performance

Revenues from continuing operations were $5.6 billion for the first nine months of 2014, an increase of 3.0% compared to the prior year. Adjusted income from continuing operations was $440 million, or $3.02 per diluted share, compared to $461 million, or $2.97 per diluted share, in 2013.

On a reported basis, income from continuing operations for the first nine months of 2014 was $366 million, or $2.51 per diluted share. In 2013, on a reported basis, including the net gain on the asset sales, income from continuing operations was $671 million, or $4.32 per diluted share.

Adjusted operating income from continuing operations for the first nine months of 2014 was $836 million, or 15.1% of revenues, compared to $873 million, or 16.2% of revenues, for 2013. On a reported basis, operating income from continuing operations was $726 million, or 13.1% of revenues, compared to $1.2 billion, or 22.4% of revenues, in 2013. Cash provided by operations was $635 million, compared to $442 million in the first nine months of 2013.

Outlook for 2014

For 2014, the company estimates results from continuing operations, before special items, as follows:

•	Revenues expected to increase approximately 3.5% compared to the prior year, versus previous guidance of up 2.5% to 3.5%;

•	Adjusted diluted EPS to be between $4.03 and $4.07, versus previous guidance of between $4.00 and $4.10;

•	Cash provided by operations to approximate $900 million, unchanged; and

•	Capital expenditures to approximate $300 million, unchanged

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted” refers to the operating performance measures that exclude restructuring and integration charges, the gain on sale of Ibrutinib royalty rights, the loss on sale of the Enterix business and other charges. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

The attached tables include reconciliations of adjusted operating performance measures to measures reported under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 888-566-0486 for domestic callers or 203-369-3611 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time today until midnight Eastern Time on November 20, 2014.

Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic information services needed to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the Company's most recently filed Annual Report on Form 10-K and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

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Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2014 and 2013
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenues	$1,904	$1,788	$5,552	$5,390

Operating costs and expenses:
Cost of services	1,178	1,089	3,453	3,275
Selling, general and administrative	446	423	1,301	1,289
Amortization of intangible assets	24	20	71	59
Gain on sale of royalty rights	—	(474)	—	(474)
Other operating expense, net	—	41	1	36
Total operating costs and expenses	1,648	1,099	4,826	4,185

Operating income	256	689	726	1,205

Other income (expense):
Interest expense, net	(41)	(40)	(122)	(120)
Equity in earnings of equity method investees	7	5	19	18
Other (expense) income, net	(1)	3	3	7
Total non-operating expenses, net	(35)	(32)	(100)	(95)

Income from continuing operations before taxes	221	657	626	1,110
Income tax expense	82	245	234	413
Income from continuing operations	139	412	392	697
Income from discontinued operations, net of taxes	—	2	—	35
Net income	139	414	392	732
Less: Net income attributable to noncontrolling interests	10	9	26	26
Net income attributable to Quest Diagnostics	$129	$405	$366	$706

Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$129	$403	$366	$671
Income from discontinued operations, net of taxes	—	2	—	35
Net income	$129	$405	$366	$706

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$0.89	$2.68	$2.52	$4.36
Income from discontinued operations	—	0.02	—	0.23
Net income	$0.89	$2.70	$2.52	$4.59

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$0.88	$2.66	$2.51	$4.32
Income from discontinued operations	—	0.02	—	0.23
Net income	$0.88	$2.68	$2.51	$4.55

Weighted average common shares outstanding:
Basic	145	150	144	153
Diluted	145	151	145	155

Operating income as a percentage of net revenues	13.4%	38.6%	13.1%	22.4%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
September 30, 2014 and December 31, 2013
(in millions, except per share data)
(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$170	$187
Accounts receivable, net	953	852
Inventories	111	91
Deferred income taxes	165	148
Prepaid expenses and other current assets	164	105
Total current assets	1,563	1,383
Property, plant and equipment, net	888	805
Goodwill	6,026	5,649
Intangible assets, net	1,095	896
Other assets	229	215
Total assets	$9,801	$8,948

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,058	$920
Short-term borrowings and current portion of long-term debt	132	212
Total current liabilities	1,190	1,132
Long-term debt	3,732	3,120
Other liabilities	669	723
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both September 30, 2014 and December 31, 2013; 216 shares and 215 shares issued at September 30, 2014 and December 31, 2013, respectively	2	2
Additional paid-in capital	2,406	2,379
Retained earnings	5,581	5,358
Accumulated other comprehensive loss	(15)	(8)
Treasury stock, at cost; 71 shares at both September 30, 2014 and December 31, 2013	(3,792)	(3,783)
Total Quest Diagnostics stockholders' equity	4,182	3,948
Noncontrolling interests	28	25
Total stockholders' equity	4,210	3,973
Total liabilities and stockholders' equity	$9,801	$8,948

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2014 and 2013
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$392	$732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	235	211
Provision for doubtful accounts	224	204
Deferred income tax benefit	(21)	(3)
Stock-based compensation expense	38	24
Excess tax benefits from stock-based compensation arrangements	—	(3)
Gain on sale of royalty rights	—	(474)
Loss on sale of businesses, net	—	17
Other, net	(5)	(1)
Changes in operating assets and liabilities:
Accounts receivable	(260)	(252)
Accounts payable and accrued expenses	20	(77)
Income taxes payable	22	77
Other assets and liabilities, net	(10)	(13)
Net cash provided by operating activities	635	442

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(725)	(180)
Proceeds from sale of businesses	—	296
Proceeds from sale of royalty rights	—	474
Capital expenditures	(219)	(155)
Decrease (increase) in investments and other assets	10	(2)
Net cash (used in) provided by investing activities	(934)	433

Cash flows from financing activities:
Proceeds from borrowings	1,953	790
Repayments of debt	(1,466)	(757)
Purchases of treasury stock	(82)	(994)
Exercise of stock options	55	98
Excess tax benefits from stock-based compensation arrangements	—	3
Dividends paid	(139)	(141)
Distributions to noncontrolling interests	(23)	(21)
Other financing activities, net	(16)	(8)
Net cash provided by (used in) financing activities	282	(1,030)

Net change in cash and cash equivalents	(17)	(155)

Change in cash and cash equivalents included in assets held for sale	—	17

Cash and cash equivalents, beginning of period	187	296

Cash and cash equivalents, end of period	$170	$158

Cash paid during the period for:
Interest	$133	$136
Income taxes	$236	$332

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$129	$403	$366	$671
Income from discontinued operations, net of taxes	—	2	—	35
Net income attributable to Quest Diagnostics’ common stockholders	$129	$405	$366	$706

Income from continuing operations	$129	$403	$366	$671
Less: Earnings allocated to participating securities	1	1	2	2
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$128	$402	$364	$669

Weighted average common shares outstanding - basic	145	150	144	153
Effect of dilutive securities:
Stock options and performance share units	—	1	1	2
Weighted average common shares outstanding - diluted	145	151	145	155

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$0.89	$2.68	$2.52	$4.36
Income from discontinued operations	—	0.02	—	0.23
Net income	$0.89	$2.70	$2.52	$4.59

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$0.88	$2.66	$2.51	$4.32
Income from discontinued operations	—	0.02	—	0.23
Net income	$0.88	$2.68	$2.51	$4.55

Earnings per common share are computed independently for each quarterly period. Therefore, the sum of quarterly earnings per common share will not equal earnings per common share for the nine months ended September 30, 2014 and 2013.

2)
Adjusted amounts for operating income, operating income as a percentage of net revenues, income from continuing operations attributable to Quest Diagnostics' stockholders, and diluted earnings per common share represent the Company's results before the impact of restructuring and integration charges, the gain on sale of Ibrutinib royalty rights, the loss on sale of the Enterix business, and other charges. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three Months Ended September 30, 2014
	(dollars in millions, except per share data)
		Restructuring and Integration Charges	Other
	As Reported	(a)	(b)	As Adjusted
Operating income	$256	$40	$8	$304
Operating income as a % of net revenues	13.4%	2.1%	0.5%	16.0%
Income from continuing operations attributable to Quest Diagnostics' stockholders (c)	$129	$25	$7	$161
Diluted earnings per common share	$0.88	$0.17	$0.05	$1.10

(a)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($14 million in cost of services, $25 million in selling, general and administrative expenses and $1 million in other operating expense, net).

(b)	Principally represents costs incurred related to legal matters.

(c)	For the restructuring, integration and other charges, income tax benefits, where recorded, were calculated using a combined federal and state rate of 38.2%.

	Nine Months Ended September 30, 2014
	(dollars in millions, except per share data)
		Restructuring and Integration Charges	Other
	As Reported	(d)	(e)	As Adjusted
Operating income	$726	$91	$19	$836
Operating income as a % of net revenues	13.1%	1.6%	0.4%	15.1%
Income from continuing operations attributable to Quest Diagnostics' stockholders (f)	$366	$59	$15	$440
Diluted earnings per common share	$2.51	$0.41	$0.10	$3.02

(d)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($37 million in cost of services, $53 million in selling, general and administrative expenses and $1 million in other operating expense, net).

(e)	Principally represents costs incurred related to legal matters.

(f)	For the restructuring, integration and other charges, income tax benefits, where recorded, were calculated using a combined federal and state rate of 38.2%.

	Three Months Ended September 30, 2013
	(dollars in millions, except per share data)
		Gain on Sale of Ibrutinib Royalty Rights	Restructuring and Integration Charges	Loss on Sale of Enterix
	As Reported	(g)	(h)		As Adjusted
Operating income	$689	$(474)	$39	$40	$294
Operating income as a % of net revenues	38.6%	(26.5)%	2.2%	2.2%	16.5%
Income from continuing operations attributable to Quest Diagnostics' stockholders (i)	$403	$(298)	$24	$25	$154
Diluted earnings per common share	$2.66	$(1.97)	$0.16	$0.17	$1.02

(g)	Represents the gain, net of transaction costs, associated with the sale of the Company's Ibrutinib royalty rights.

(h)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($11 million in cost of services and $28 million in selling, general and administrative expenses).

(i)
For the gain on sale of Ibrutinib royalty rights, income tax expense was calculated using a combined federal and state rate of 37.1%. For the restructuring and integration charges and loss on sale of Enterix, income tax benefits were calculated using combined federal and state rates of 38.4% and 35.9%, respectively.

	Nine Months Ended September 30, 2013
	(dollars in millions, except per share data)
		Gain on Sale of Ibrutinib Royalty Rights	Restructuring and Integration Charges	Loss on Sale of Enterix
	As Reported	(j)	(k)		As Adjusted
Operating income	$1,205	$(474)	$102	$40	$873
Operating income as a % of net revenues	22.4%	(8.8)%	1.9%	0.7%	16.2%
Income from continuing operations attributable to Quest Diagnostics' stockholders (l)	$671	$(298)	$63	$25	$461
Diluted earnings per common share	$4.32	$(1.92)	$0.41	$0.16	$2.97

(j)	Represents the gain, net of transaction costs, associated with the sale of the Company's Ibrutinib royalty rights.

(k)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($36 million in cost of services and $66 million in selling, general and administrative expenses).

(l)
For the gain on sale of Ibrutinib royalty rights, income tax expense was calculated using a combined federal and state rate of 37.1%. For the restructuring and integration charges and loss on sale of Enterix, income tax benefits were calculated using combined federal and state rates of 38.4% and 35.9%, respectively.

3)
For both the three and nine months ended September 30, 2013, gain on sale of royalty rights represents the sale of the Company's Ibrutinib royalty rights for $474 million, net of transaction costs. For the three and nine months ended September 30, 2013, income tax expense includes $176 million associated with the gain on sale of royalty rights.

4)
Other operating expense, net includes miscellaneous income and expense items related to operating activities. For the three and nine months ended September 30, 2013, other operating expense, net includes the pre-tax loss on sale of Enterix of $40 million. In addition, other operating expense, net, for the nine months ended September 30, 2013, includes a gain of $6 million resulting from consideration associated with certain non-compete agreements.

5)
Other (expense) income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three months ended September 30, 2014 and 2013, other (expense) income, net includes (losses)/gains of $(1) million and $3 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans. Other (expense) income, net for the nine months ended September 30, 2014 and 2013, includes gains of $3 million and $6 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans.

6)
On April 9, 2013, the Company completed the sale of its HemoCue diagnostic products business. As a result, income from discontinued operations, net of taxes, for the nine months ended September 30, 2013, include a gain of $14 million associated with the sale of HemoCue. In addition, income from discontinued operations, net of taxes for the nine months ended September 30, 2013, includes discrete tax benefits of $20 million associated with favorable resolution of certain tax contingencies related to our NID business, which was wound down in 2006.

7)
For the three months ended September 30, 2014, the Company repurchased 0.4 million shares of its common stock at an average price of $62.03 per share for $25 million. For the nine months ended September 30, 2014, the Company repurchased 1.5 million shares of its common stock at an average price of $56.84 per share for $82 million. At September 30, 2014, $746 million remained available under the Company’s share repurchase authorizations.

8)
The outlook for adjusted diluted earnings per common share represents management’s estimates for the full year 2014 before the impact of restructuring, integration and other charges. This measure is presented because management believes it is a useful adjunct to the corresponding amount determined under accounting principles generally accepted in the United States since it is meaningful to evaluate the Company’s ongoing operating performance and is on a basis consistent with previous estimates of diluted earnings per common share. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2014 diluted earnings per common share outlook, on an adjusted basis, to the corresponding amount determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the impact of restructuring, integration and other charges.

	Outlook for 2014 Before Special Items
		Restructuring and Integration Charges	Other
	As Reported	(a)	(b)	As Adjusted
Diluted earnings per common share	$3.52 - $3.56	$0.41	$0.10	$4.03 - $4.07

(a)	Represents pre-tax costs of $91 million primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(b)	Represents pre-tax costs of $19 million principally related to legal matters.